Exhibit 99.1

                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                           November 5, 2004
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (AMEX symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and nine months ended October 2, 2004 and September 27, 2003, in thousands of dollars except per share amounts.

                                 Three Months Ended       Nine Months Ended
                              October 2, September 27, October 2, September 27,
                                 2004        2003         2004        2003

Net  sales                    $  667,462 $  485,417    $1,995,444  $1,433,167

Earnings (loss) before
 cumulative effect of changes
 in accounting principles         46,548      1,838       108,181      (2,011)
Cumulative effect of changes
 in accounting for asset
 retirement obligations and
 drydock accruals, net of
 income tax expense of $550            -          -             -       3,648

Net earnings                  $   46,548 $    1,838    $  108,181  $    1,637

Earnings (loss) per share
 before cumulative effect of
 changes in accounting
 principles                   $    37.09 $     1.46    $    86.20  $    (1.60)
Cumulative effect of changes
 in accounting for asset
 retirement obligations and
 drydock accruals                      -          -             -        2.90
Net earnings per common share $    37.09 $     1.46    $    86.20  $     1.30

Average number of shares
 outstanding                   1,255,054  1,255,054     1,255,054   1,255,054


Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, during the first quarter of 2003, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax) or $1.07 per common share.

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled drydock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for drydock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of tax) or $3.97 per common share.

During the three and nine months ended September 27, 2003, Seaboard recorded its share of losses from its 20%-owned equity investment in Fjord Seafood ASA totaling $13,420,000 and $16,256,000, respectively, including third quarter charges totaling $12,421,000 reflecting Fjord's asset impairment charges to write down licenses, inventory and fixed assets. This investment was sold during the fourth quarter of 2003.

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